Nokia Equity Programs

Terms and Conditions of the

Nokia Performance Share Plan 2020

Approved by the Board of Directors on

March 5, 2020

TERMS AND CONDITIONS OF THE NOKIA PERFORMANCE SHARE PLAN 2020

1.	Purpose and Scope of the Plan
1.1.	The purpose of the Nokia Performance Share Plan 2020 is to retain Nokia Group employees, to promote employees’ engagement and to reward them for Nokia Group’s long-term performance. This is accomplished by focusing the Participants on Nokia Group’s long-term financial performance and share price appreciation and thus aligning the interests of the Participants with those of the shareholders. To accomplish these objectives the Company may award eligible Nokia Group employees Performance Shares under this Plan.
1.2.	The Plan is tied directly to the performance of Nokia Group. For the purposes of this plan, performance is measured through the Performance Criterion. The financial benefits of the Plan materialize if the performance levels measured by Performance Criterion are achieved by the end of the Plan Period.
1.3.	Under the Plan, a maximum of 44 million Performance Shares may be Granted, which may result in the delivery of 88 million Shares at the maximum performance level. The Board determines the general principles of the Plan and approves the Grants of Performance Shares to eligible employees within its authority. Grants of Performance Shares under these Terms & Conditions may be made between March 5, 2020 and December 31, 2020, inclusive.

2.	Definitions

Baseline Share Price: The average closing share price for Nokia shares on NASDAQ Helsinki for the five trading days following the publication of Nokia’s fourth-quarter and full-year 2019 report.

Board: The Board of Directors of the Company.

Company: Nokia Corporation.

Delivery Date: the date Shares are delivered to a Participant; the date being a Helsinki banking date chosen by the Company which falls after the date the Board approves the outcome of measuring the satisfaction of the applicable Performance Criterion.

Eligibility Date: Subject to Rule 8, Participants remaining employees of the Nokia Group until December 31, 2022 (inclusive) will become eligible to receive the delivery of Shares under the Plan on the Delivery Date.

Grant: The awarding of Performance Shares to an employee of Nokia in accordance with the Plan.

Grant Amount: The number of Performance Shares Granted to a Participant.

Grant Date: The date on which the Grant of Performance Shares is formally made.

Maximum Number: The number of Performance Shares to be delivered if the maximum performance is achieved with respect to the Performance Criterion as defined under rule 4. The Maximum Number equals two times the Grant Amount.

Nokia: Nokia Corporation.

Nokia Group: The Company together with the companies over which the Company effectively exercises control and which are included in the consolidated financial statements of the Company.

Participant: Employee of the Nokia Group who has received a Grant of Performance Shares under the Plan.

Performance Criterion: Performance is measured by reference to the Total Shareholder Return (TSR) for Nokia during the Plan Period, as determined by the Board.

TSR is defined as the share price growth for Nokia shares on NASDAQ Helsinki during the Plan Period, plus any dividends declared during this period.

Plan Period: The period beginning on the date Nokia’s fourth-quarter and full-year 2019 report is published and ending on the fifth trading day following the publication of Nokia’s fourth-quarter and full-year 2022 report.

Performance Share/Shares: Each Performance Share represents a right to receive a certain number of Shares or their cash equivalent upon delivery, subject to the fulfilment of the conditions under rule 4, and provided that no other restriction related to these Terms & Conditions is applicable.

Plan: Performance Share Plan 2020 of the Company.

Share/Shares: The Company’s ordinary shares. The terms and conditions applicable to Shares shall apply to their cash equivalent used for delivery, as applicable.

Terms & Conditions: The terms and conditions of this Plan.

3.	Grant of Performance Shares
3.1.	On the Grant Date, each Participant is offered a Grant Amount of Performance Shares. The Company will notify each Participant of the Grant.
3.2.	As a precondition for a valid Grant, the Participant must be employed by Nokia Group at the time of the Grant.
3.3.	The Participant may be required to give the Company such authorizations and consents, as the Company deems necessary in order to administer the Plan.

4.	Financial Performance Criterion

4.1.	The number of Performance Shares to be delivered is determined in respect of the Performance Criterion.
4.2.	A Baseline Share Price, an absolute target and a Maximum performance level shall be set for the Performance Criterion, as determined by the Board.
4.3.	To the extent the Baseline Share Price is exceeded, the number of Performance Shares to be delivered on Delivery Date will increase from 0%, up to the Maximum Number, following a linear scale based on actual performance level achieved.
4.4.	The total number of Performance Shares to be delivered may not exceed two times the Grant Amount.

5.	Measurement and Calculation of Pay-out
5.1.	The measurement of the Performance Criteria shall be made by the Board in its sole discretion after the end of the Plan Period, upon the recommendation of the Personnel Committee of the Board.
5.2.	Based on the Board’s measurement, the number of Performance Shares to be delivered as Shares or the equivalent amount of cash shall be calculated.

5.3.	The calculation of the number of Performance Shares to be delivered shall not result in fractional Shares. The number of Shares shall be rounded to the nearest whole Share.

6.	SHARE DELIVERY

6.1.	Until the Delivery Date, the Participant does not have any legal ownership or any other rights relating to the Shares. The Participant shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant and, in case of new Shares issued by the Company, until the Shares have been entered in the Trade Register.
6.2.	The Company will complete the delivery by transferring the applicable number of Shares or their cash equivalent to the Participant’s book-entry, brokerage or other account, as applicable on the Delivery Date.
6.3.	Completion of share delivery is dependent on the Participant’s compliance with these Terms & Conditions and all necessary instructions and actions to enable the Company to facilitate the delivery. If the Participant has not performed all necessary actions to enable the Company to complete the delivery, the Company will consider, in its sole discretion, what appropriate action to take.
7.1.	The Company may, in its sole discretion, use one or more of the following instruments to settle Performance Shares: newly issued Shares, the Company’s own existing Shares (treasury Shares), Shares purchased from the open market, or, in lieu of Shares, cash.
7.2.	The Participants shall not be entitled to any dividend or have any voting rights or any other shareholder rights until and unless the Shares have been transferred to the Participant and, where new Shares issued by the Company are used for delivery, until the Shares have been entered in the Trade Register.

7.	Changes in Employment
7.1.	If the Participant’s last day of employment with the Nokia Group occurs before the Eligibility Date by the reason of permanent disability (as defined by the Company in its sole discretion), the Participant retains the right to delivery on the scheduled Delivery Date.
7.2.	In the case of death of the Participant before the Eligibility Date, unless the Company determines otherwise in its sole discretion, the Performance Shares will be delivered at the Grant Amount as soon as practicable thereafter. If made, such special delivery will constitute full and final delivery of that Performance Share Grant.
7.3.	If the Participant’s last day of employment with the Nokia Group occurs before the Eligibility Date for any reason other than those mentioned above, then, unless the Personnel Committee of the Board, or the Board as applicable, determines otherwise in its sole discretion, the Company shall redeem the Performance Shares from the Participant without consideration, in which case the Participant shall not be entitled to any delivery under the Plan.
7.4.	In cases of voluntary and/or statutory leave of absence of the Participant, the Company has the right to prorate the delivery.

8.	Terms of Employment
8.1.	The Grant or delivery of Performance Shares does not constitute a term or a condition of the Participant’s employment contract with Nokia Group under applicable local laws and the rights and obligations arising from a Participant’s employment with Nokia are separate from, and are not affected by, the Participant’s participation in the Plan. The Performance Shares, Shares or their cash equivalent under the Plan do not form a part of the Participant’s salary or benefit of any kind.

8.2.	The Grant or delivery of Performance Shares does not create any right for that Participant to be offered participation in the Plan in future or to be Granted any additional Performance Shares on any particular terms, including the number of Performance Shares.
8.3.	By Participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:
8.3.1.	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason;
8.3.2.	any exercise of a discretion or a decision taken in relation to any Performance Shares, and/or to the Plan, or any failure to exercise a discretion or take a decision; and
8.3.3.	the operation, suspension, termination or amendment of the Plan.

9.	Taxes and other Obligations
9.1.	The Participant is personally responsible for all taxes and social security charges associated with the Performance Share Grants and Shares delivered upon delivery. This includes responsibility for any and all tax liabilities in multiple countries, if applicable. Participants are advised to consult their own financial and tax advisers (at their own expense) before accepting the Grant in order to verify their tax position.
9.2.	The Participant is also personally responsible for any potential charges debited by any plan administrator, broker or financial institution in connection with the delivery of the Performance Shares or any subsequent transactions related to the Shares.
9.3.	Performance Shares must not be used as security for any liability, be transferred or otherwise disposed of (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.
9.4.	Pursuant to applicable laws, the Nokia Group is, or may be required or may deem it appropriate to withhold taxes, social security charges or fulfil employment related and other obligations upon Grant or delivery of Performance Shares, or when the Shares are disposed of by a Participant. The Nokia Group shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to a delivery of a net amount remaining after the completion of such measures or a potential sale of the Shares on behalf of a Participant for the completion of such measures.

10.	Breach of these Terms and Conditions
10.1.	The Participant shall comply with these Terms & Conditions, as well as any instructions given by the Company regarding the Plan from time to time.
10.2.	If the Participant breaches these Terms & Conditions and/or any instructions given by the Company, the Company may in its discretion, at any time prior to the Delivery Date, rescind the Grant of Performance Shares.

11.	Validity of these Terms and Conditions and Amendments
11.1.	These Terms & Conditions shall become valid and effective upon the approval by the Board.
11.2.	The Board may, in its absolute discretion, at any time amend, modify or terminate these Terms & Conditions.

11.3.	Action taken by the Board in rule 12.2 may also, as in each case determined by the Board, affect the Performance Shares that are then outstanding, but not delivered.

12.	Administration
12.1.	The Plan shall be administered by the Company. The Company has the authority to interpret these Terms & Conditions, approve such other rules and procedures and take such other measures, as it deems necessary or appropriate to benefit the administration of the Plan, including, but not limited to, taking action to take account of a change in legislation or to maintain favourable tax, exchange control or regulatory treatment for Participants or for Nokia. Such action may also affect the Performance Share Grants that are then outstanding, but not delivered.
12.2.	The Company has the right to determine the practical manner of administration and delivery of the Performance Shares, including but not limited to the acquisition, issuance, sale, and transfer of the Shares or their cash equivalent to the Participant. Furthermore, the Company has the right to require from the Participant the submission of such information or contribution that is necessary for the administration and delivery of the Performance Share Grants.
12.3.	Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped. If a notice or communication is sent by electronic means, it will be deemed to be received immediately after the communication is sent, on the date and in the time zone where the sender is located.

13.	Rights of Participants in Corporate Events
13.1.	Should the Annual General Meeting in accordance with the proposal of the Board decide, prior to the delivery of the Performance Shares, to distribute a special dividend constituting a deviation from the customary dividend policy of the Company:
13.1.1.	the Board may determine, in its sole discretion if and how the Participants will be compensated for the special dividend.
13.1.2.	such distribution of special dividend can include, but is not limited to, a distribution of assets from reserves of unrestricted equity or distribution of share capital to the shareholders.
13.1.3.	the Board will specify in any proposal for the dividend, whether the dividend, or a part of it, shall be considered a special dividend.
13.2.	Should the Company, prior to the delivery of the Performance Shares, issue new shares, stock options or other special rights to all shareholders, the Board will in its sole discretion decide what the rights of the Participants will be in such cases.
13.3.	The Company’s decision to cancel existing shares held by the Company prior to the delivery of the Performance Shares will not affect the delivery of Performance Shares.
13.4.	Should the Company, during the Plan Period, be placed into liquidation:
13.4.1.	the Board may determine, in its sole discretion, whether Performance Shares may be delivered at Grant Amount. Any delivery will be within such period as resolved by the Board;
13.4.2.	notwithstanding any other provisions in these Terms & Conditions, should the Company, prior to the delivery of the Performance Shares, be deregistered from the Trade Register, the Participants shall not have any right to delivery.

13.5.	Should the Company, during the Plan Period, resolve to merge with another existing company or merge with a company to be formed, or should the Company resolve to be demerged:
13.5.1.	the Board may determine, in its sole discretion, whether Performance Shares may be delivered at the Grant Amount prior to the merger or demerger. Any delivery will be within such period as resolved by the Board;
13.5.2.	the Board may determine, in is sole discretion, whether Performance Shares should be converted into similar equity rights issued by the other company. In such circumstances, the Board shall determine the terms and the period in which any Performance Shares may be converted; and
13.5.3.	notwithstanding any other provisions in these Terms & Conditions, following the closing of the merger or demerger, the Participants shall have no right to delivery under this Plan. The same also applies to a merger, in which the Company takes part, and whereby the Company registers itself as a European Company (Societas Europae) in another member state in the European Economic Area or, if the Company after registering itself into a European Company registers a transfer of its domicile into another member state.
13.6.	Should the Company, during the Plan Period, make a resolution to acquire its own shares through a tender offer to all the shareholders, the Company shall make an equal offer to the Participants in respect of Performance Shares to settle the Performance Shares at the Grant Amount. If the Company acquires or redeems its own shares in any other manner, or if the Company acquires stock options or other special rights entitling to shares, no measures will need to be taken in relation to this Plan, unless the Board, in its sole discretion, determines otherwise.
13.7.	Should during the Plan Period a tender offer regarding all shares and stock options issued by the Company be made or should a shareholder under the Articles of Association of the Company or the Finnish Securities Markets Act have the obligation to redeem the shares from the Company’s other shareholders, or to redeem the stock options, or should a shareholder have under the Finnish Companies Act the right and obligation to redeem the shares from the Company’s other shareholders:
13.7.1.	the Board may determine, in its sole discretion, whether Performance Shares may be delivered at the Grant Amount prior to the tender offer or the offer to redeem the shares.
13.8.	Should a shareholder under the Finnish Companies Act have the right to redeem the shares from the Company’s other shareholders, the Board may determine, in its sole discretion, during the Plan Period, whether Performance Shares will be delivered at the Grant Amount prior to the redemption, after which the Participants’ obligation to transfer all of their shares will be subject to the Finnish Companies Act.
13.9.	The Board may, however, in any of the situations resolved in this rule 14, determine, in its sole discretion, to provide the Participants with an opportunity to convert their Performance Shares into equity-based incentives issued by another company on such terms and within such time period prior to the completion of the tender offer or redemption, as resolved by the Board.
13.10.	Should the shares of the Company during the Plan Period be delisted, with the effect that the shares are no longer listed on any recognised stock exchange, nor subject to any other public trading:
13.10.1.	the Board, may determine, in its sole discretion, whether any Performance Shares may be delivered as a result of the delisting. Any delivery will be within such period as resolved by the Board; and
13.10.2.	the Board may also determine whether any other amendments to these Terms & Conditions are required as a result of the delisting.

14.	The Recoupment of Equity in the Event of Certain Restatements
14.1.	Under the Nokia policy on the clawback of incentive compensation (“Clawback Policy”), as amended from time to time, the Board of Directors may, in its sole discretion and at any time, resolve to recover or require reimbursement of all or a portion of incentive compensation, which is defined in the Clawback Policy. The Grant of Performance Shares and delivery of Shares are covered by the Clawback Policy.
14.2.	The impacted employees as well as the events that trigger recoupment are defined in the Clawback Policy.

15.	Governing Law and Settlement of Disputes
15.1.	These Terms & Conditions are governed by Finnish laws.
15.2.	Disputes arising out of these Terms & Conditions shall be settled by arbitration in Helsinki, Finland, in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

16.	Processing of personal data
16.1.	Participants’ personal data is processed in connection with their participation in the Plan by any Group Member (and any third party appointed by a Group Member in connection with the Plan) including the administration and maintenance of records. Depending on the location of the Participant, the data might be transferred internationally. The processing is described in more detail in the privacy supplement that will be provided to each Participant.